SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 27, 2020, Alpha Holdings, Inc. issued a press release (the “Press Release”). A copy of the Press Release is attached herewith as Exhibit 1.

Exhibit 1

Alpha Holdings Renews Superior, $39.3 Million Offer to OncoSec

 Provides $9.3 Million in Additional Value Compared with China Grand Takeover and Gives
Stockholders the Opportunity to Receive a Cash Premium

Binding Term Sheet Expires on February 1

Stockholders who Oppose China Grand Takeover Must Vote on BLUE Card Only

January 27, 2020 11:00 AM Eastern Standard Time

SEONGNAM, South Korea--(BUSINESS WIRE)--Alpha Holdings, Inc. (KOSDAQ: 117670) (“Alpha”), the largest stockholder of OncoSec Medical Incorporated (NASDAQ: ONCS) (“OncoSec”), with an approximate 15.1% ownership stake, today announced that it has renewed its alternative financing proposal and provided a revised binding term sheet to OncoSec. Alpha continues to believe its proposed financing is significantly more favorable to OncoSec and its stockholders than the $30 million takeover offer from China Grand.1

As previously announced, the proposal represents:

●	$9.3 million in additional value compared with the China Grand Takeover;
●	The opportunity for stockholders to receive a cash premium for 35% of OncoSec shares through a tender offer of $2.50 per share; and
●	$30 million in financing for OncoSec at a premium valuation.

Under the terms of its proposal, Alpha would purchase two tranches of newly issued OncoSec common stock: the first tranche of $10 million would be at a purchase price of $2.50 per share and the second tranche of $20 million would be at a 25% premium of the volume weighted average price of OncoSec common stock for the 30 days prior to the date of Alpha exercising the second tranche. The first tranche would be completed within six months of and the second tranche would be completed no later than one year after a definitive agreement. Alpha’s binding offer does not include a financing contingency.

The offer remains open through February 1, 2020. All other terms of Alpha’s binding alternate financing proposal, including the resignations of Dan O’Connor, Avtar Dhillon and Punit Dhillon, have not changed.

VOTE THE BLUE CARD ONLY: ANY VOTE ON THE WHITE CARD MAY HELP THE CHINA GRAND DEAL

Any vote on the WHITE card – even one AGAINST the China Grand Takeover – helps OncoSec achieve a quorum, which is the minimum number of votes necessary to validate the vote on the transaction. Therefore, an AGAINST vote on the WHITE card may actually help OncoSec complete the China Grand Takeover.

OncoSec stockholders who wish to oppose the China Grand Takeover must vote AGAINST on Alpha’s BLUE proxy card ONLY. If you have already voted on the WHITE card or on both cards, stockholders should contact Alpha’s proxy solicitors, Okapi Partners, at (212) 297-0720, or your broker to make sure your vote AGAINST the transaction on the BLUE card has been recorded.

Please discard any WHITE card you receive from OncoSec and do not agree to vote on the WHITE card if contacted by OncoSec and its representatives as doing so will cancel any vote you have made on the BLUE card.

Please visit www.VoteNoOncoSec.com for more information about Alpha’s alternative financing proposal and its opposition to the China Grand Takeover of OncoSec.

About Alpha Holdings, Inc.

Alpha Holdings, Inc. is a top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials. The company, formerly known as Alpha Chips Corp., is headquartered in Seongnam, South Korea and was founded in 2002. Alpha is listed on the KOSDAQ Market.

Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Alpha Holdings disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Alpha Holdings has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Any future acquisition by Alpha of securities of OncoSec would be subject to customary closing conditions including: the completion of satisfactory due diligence, the entry into mutually agreeable definitive agreements, the absence of any material adverse changes in OncoSec’s business and other conditions that Alpha deems reasonable under the circumstances.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS COMMUNICATION IS BEING MADE IN CONNECTION WITH A SOLICITATION OF PROXIES BY ALPHA HOLDINGS, INC. IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN ONCOSEC MEDICAL INCORPORATED (“ONCOSEC”) AND DECADE DEVELOPMENTS LIMITED, A DIRECT, WHOLLY-OWNED SUBSIDIARY OF CHINA GRAND PHARMACEUTICAL AND HEALTHCARE HOLDINGS LIMITED (“CGP”), AND SIRTEX MEDICAL US HOLDINGS, INC. ONCOSEC HAS SCHEDULED A SPECIAL MEETING OF STOCKHOLDERS (THE “SPECIAL MEETING”) IN CONNECTION WITH THE PROPOSED TRANSACTION. ALPHA HOLDINGS, INC. HAS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. STOCKHOLDERS OF ONCOSEC ARE ADVISED TO READ ALPHA HOLDING’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH SEC BY ALPHA WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF “BLUE” PROXY CARD ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

THE PROPOSED TENDER OFFER FOR THE OUTSTANDING COMMON STOCK HAS NOT YET COMMENCED. THIS COMMUNICATION IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL THE COMPANY’S COMMON STOCK. THE SOLICITATION AND THE OFFER TO PURCHASE THE COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS FILED WITH THE SEC. AT THE TIME A TENDER OFFER IS COMMENCED, ALPHA WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC, AND THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER.

THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ ANY SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND ANY SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

INVESTORS AND STOCKHOLDERS MAY OBTAIN FREE COPIES OF THE SCHEDULE TO AND SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER DOCUMENTS FILED BY THE PARTIES (WHEN AVAILABLE), AT THE SEC’S WEB SITE AT WWW.SEC.GOV.

1 “China Grand” refers collectively to China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP.

Contacts

Investors
Bruce Goldfarb / Chuck Garske
Okapi Partners
+ 1 (212) 297-0720

Media
Renée Soto / Hugh Burns / Nicholas Leasure
Reevemark
+ 1 (212) 433-4600